Exhibit 10.53

ASSIGNMENT AGREEMENT

This Assignment Agreement (the “Agreement”) is entered into as of July 18, 2006 by and between Public Media Works, Inc., a Delaware corporation (“PMW”), and Corbin Bernsen (“Bernsen”), with reference to the following:

WHEREAS, Bernsen is an officer and director of PMW;

WHEREAS, Bernsen’s positions with PMW are unpaid, and have been unpaid since the first quarter of 2005;

WHEREAS, Bernsen has created numerous projects and Bernsen and PMW desire to confirm the assignment to PMW of any and all interest he may have in such projects and related assets.

NOW, THEREFORE, in consideration of good and valuable consideration the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. Assignment of Projects. Bernsen does hereby confirm that he has assigned, transferred and conveyed unto PMW any and all interest he may have in all projects and related assets listed on Exhibit A (the “Projects’) as of the date hereof. Bernsen hereby warrants and represents that he has not entered and will not enter into any assignment, contract, or understanding in conflict herewith with respect to the Projects.

2. Further Cooperation. Bernsen hereby covenants and agrees to cooperate with PMW to enable PMW to enjoy to the fullest extent the right, title and interest herein conveyed in the United States and foreign countries. Such cooperation by Bernsen shall include, without limitation, (i) prompt production of pertinent facts and documents, giving of testimony, execution of petitions, oaths, specifications, declarations or other papers, and other assistance all to the extent deemed necessary or desirable by PMW for perfecting in PMW the right, title and interest herein conveyed, and (ii) the execution of any and all further documents requested by PMW to evidence PMW’s ownership of the Projects.

3. Consideration. In consideration of Bernsen’s assignment hereunder and for his unpaid contributions to PMW, PMW agrees to issue to Bernsen Five Hundred Thousand (500,000) shares of PMW Common Stock.

4. Restricted Stock; Representations; Miscellaneous. Sections 3, 4 and 5 of the Promissory Note Conversion Agreement of even date herewith between PMW and Bernsen shall be incorporated herein by reference.

5. Successors. The terms and covenants of this assignment shall inure to the benefit of PMW, its successors, assigns and other legal representatives, and shall be binding upon Bernsen, his respective heirs, legal representatives and assigns.

IN WITNESS WHEREOF, Bernsen has executed and delivered this instrument to PMW as of the date first written above.

/s/ Corbin Bernsen
Corbin Bernsen

Acknowledged and Agreed:

Public Media Works, Inc.

By:	/s/ George Mainas
George Mainas, Director

EXHIBIT A

PROJECTS

Bernsen confirms his assignment of any and all interest he may have in the following projects, and all related and all associated products, trailers, pilots, scripts, ideas, plans, research, designs, events, sponsorships agreements, and promotional materials as of the date hereof:

•	Carpool Guy

•	On The Hedge

•	3 Day Test

•	The Action

•	TrekCollectors

•	Carry Your Weight (Gameshow)

•	Monsters

•	TechStyle

•	3 Day Test Reality Show

•	Ultimate 18

•	The Circuit

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